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                                                                   EXHIBIT 10.48


                             EMPLOYMENT AGREEMENT


          THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of October 26, 1998 between NORCAL WASTE SYSTEMS, INC., a California corporation ("Employer"), and ROBERT J. COYLE ("Employee").

          The parties agree as follows:

          1. Employment.

             1.1 Position.

                  (a) Employer hereby hires Employee as Employer's Chief Operating Officer ("COO") and Employee hereby accepts such employment, all on the terms and conditions specified herein. Employee shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities of such position.

                  (b) Employee shall be responsible and report to Employer's Chief Executive Officer ("CEO"). Employee shall manage the day-to-day operations of Employer, with the specific objectives of:

                  (i) Margin improvement;

                  (ii) Maintaining and extending terms of existing and acquired franchises and contracts;

                  (iii) Maintaining, managing and renewing collective bargaining agreements;

                  (iv) Keeping all executive officers informed of all material facts and developments concerning Employer's operations;

                  (v) Making regular reports on Employer's operations to the CEO and to the Board of Directors of Employer and any committees and/or subcommittees thereof (collectively, the "Board"), as well as making other special reports as required by the CEO and/or the Board;

                  (vi) Hiring, firing, promoting, demoting and disciplining operations personnel, in a manner which is consistent with Employer's human resources and other policies and all applicable laws;

                  (vii) Training such persons as may be designated by the CEO with respect to any or all aspects of Employer's operations;

                  (viii) Overseeing the due diligence relating to operational issues in connection with any acquisition, joint venture or other cooperative venture to be made or entered

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into by Employer and managing the integration of any such newly acquired or developed operations; and

                  (ix) At all times conducting himself and using his best efforts to cause the business of Employer to be conducted in accordance with all laws, regulations and codes of business applicable, from time to time, to Employer's business and in accordance with such rules, regulations and directives as Employer may promulgate from time to time.

          Employee also shall perform such other duties as the CEO or Board shall from time to time determine.

            1.2 Time and Effort. Employee shall devote his full energies, interest, abilities, and productive time and best efforts and abilities to the performance of this Agreement and shall not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of Employer.

            1.3 Non-Competition with Employer. During his employment, Employee shall not, directly or indirectly, own, promote, participate, or engage in any activity or other business competitive with Employer's business.

            1.4 Employment for Unspecified Term. This Agreement constitutes an "at will" employment agreement and provides for employment for an unspecified term, commencing as of the date of this Agreement and continuing until terminated by either party, as specified in Paragraphs 3.1 or 3.2 below, or by death or Disability, as specified in Paragraph 3.3 below.

          2. Compensation and Benefits.

             2.1 Basic Salary. Employer shall pay a basic salary to Employee at the rate of $240,000 per year, pro-rated for any partial year and payable in equal bi-weekly installments except as otherwise agreed between Employer and Employee (the "Basic Salary"); provided, however, that no Basic Salary shall be due or payable during any period of unpaid leave, in accord with Employer's regular policies as they may exist or be changed from time to time. The Basic Salary shall be subject to periodic review and may be adjusted by Employer in its sole and absolute discretion.

             2.2 Bonus.

                  (a) Employee shall participate in the existing bonus program, as more specifically set forth on Exhibit A. Employee's initial bonus shall be based on Employer's 1999 fiscal year (beginning October 1, 1998 and ending on September 30, 1999).

                  (b) The Board, in its sole and absolute discretion, from time to time may modify such bonus program.

                  (c) The right to receive a full bonus with respect to a fiscal year shall vest on the last day of such fiscal year, subject to the determination of the final bonus amount in


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accordance with the bonus plan then in effect, whether or not Employee is employed by Employer on the date scheduled for payment thereof.

            2.3 Benefits.

                  (a) During his employment, Employee shall be entitled to participate on the same basis and subject to the same qualifications as all other executive and managerial employees of similar level of Employer in any benefit plans Employer makes available from time to time for all its employees, including pension benefits and participation in Employer's ESOP, life insurance coverage in an amount equal to two times Employee's current Basic Salary up to a maximum of $500,000, and medical, dental, vision and disability insurance, educational assistance, and participation in the Employer's employee assistance program, all in accordance with Employer's plans as they exist from time to time; provided, however, that nothing in this Paragraph 2.3 shall, in any manner whatsoever, directly or indirectly require or obligate Employer to adopt or implement, or prevent, preclude or otherwise prohibit Employer from amending, modifying, curtailing, discontinuing or otherwise terminating any benefit plan at any time (whether during or after the term hereof).

                  (b) During his employment, Employee shall be entitled to receive an automobile allowance of $750 per month, which amount may be increased from time to time by the Board in its sole and absolute discretion. The aggregate annual amount of such automobile allowance, pro-rated for any partial year, shall be paid concurrently with the Basic Salary, in 26 equal bi-weekly installments. Employer will provide parking for Employee or reimburse Employee for Employee's parking related expenses.

                  (c) During his initial year of employment, Employee shall be entitled to three weeks vacation. After such initial year of employment, Employee shall be entitled to vacation in accordance with Employer's personnel policies in effect from time to time applicable generally to other similarly situated executives.

            2.4 Stock Options. Simultaneous with the execution and delivery of this Agreement, Employee and Employer are entering into a Nonqualified Stock Option Agreement, substantially in the form of Exhibit B hereto. The options granted under such Agreement will be granted pursuant to the Company's 1996 Employee Stock Incentive Plan.

            2.5 Business Expenses. Upon presentation of proper expense statements or such other supporting information as Employer may reasonably require, Employer will reimburse Employee for Employee's reasonable and necessary business expenses (including telephone and travel expenses) incurred or paid by Employee in connection with the performance of Employee's duties hereunder, subject to (i) such policies as Employer may from time to time establish for its employees and (ii) the approval of the CEO.

            2.6 Sign-On Bonus. After the commencement of Employee's employment and upon Employee's request, Employer shall pay to Employee a one-time sign-on bonus of $40,000.


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            2.7 Relocation Expenses. After the commencement of Employee's employment and upon Employee's request, Employer shall pay to Employee a one-time payment of $50,000 to cover relocation expenses.

            2.8 Withholding. All amounts indicated above are before any required withholding for taxes. Employer may withhold from any and all payments, compensation or other remuneration paid to Employee such amounts as Employer believes it is required to withhold under any federal, state, local or foreign law, rule or regulation.

          3. Termination.

            3.1 Termination by Either Party. Either party may terminate this Agreement, for any reason, with or without Cause, upon at least 90 days written notice to the other, except as provided in Paragraphs 3.2 and 3.3 below.

            3.2 Termination for Cause. In the event Employer terminates Employee's employment for Cause (as defined in Paragraph 4.1), then Employee shall be entitled to no severance benefits, and termination may be made effective immediately, without previous notice, in the discretion of Employer. In the event of such termination, Employer will provide Employee with immediate written notice of termination.

            3.3 Termination by Death or Disability. This Agreement will terminate automatically upon Employee's death or Disability (as defined in Paragraph 4.2), in which case Employee or his estate will be entitled only to compensation earned through the date of such death or Disability, and Employee shall be entitled to no other severance benefits.

            3.4 Severance Benefits.

                  (a) Employee will be entitled to the severance benefits described in Paragraph 3.4(b) below only in the event that (i) Employer terminates Employee's employment without Cause, and (ii) Employee signs a release of all claims in a form substantially similar to Exhibit C hereto.

                  (b) Employee's severance benefits will consist of the following:

                      (i) if Employer terminates Employee's employment without Cause prior to October 26, 1999, Employee will be entitled to an amount equal to $120,000. Such amount will be payable in 26 equal bi-weekly installments commencing on the regular payday following the first full pay period after the date of termination.

                      (ii) if Employer terminates Employee's employment without cause on or after October 26, 1999, Employee will be entitled to an amount equal to one year of Employee's Basic Salary as in effect at the time of Employee's termination. Such amount will be payable in 26 equal bi-weekly installments, commencing on the regular payday following the first full pay period after the date of termination.


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          4. Definitions. As used herein, the terms below are defined as follows:

            4.1 Cause. Cause is defined as (a) any violation by Employee of Employer's written policies as they may exist from time to time prohibiting discrimination in the workplace, including prohibition of harassment, on the ground of race, sex, age or any other legally prohibited basis; (b) any state, federal or other felony conviction, including but not limited to entry of a plea of nolo contendere upon a felony criminal charge; (c) the commission by Employee of any material act of dishonesty, fraud, misrepresentation, embezzlement, theft or act of moral turpitude; (d) any breach of this Agreement, including but not limited to (i) any wilful or material failure to perform the responsibilities of his position as described in Paragraph 1.1, the negligent or neglectful performance of such responsibilities, or the failure, refusal or inability to follow the legal directives of Employer's CEO or the Board that are within the scope of the responsibilities of Employee's position as described in Paragraph
1.1 or (ii) the intentional, negligent or neglectful failure of Employee to abide by the covenants set forth in Paragraph 6 below; (e) gross neglect, recklessness, misconduct or other acts that in any way have an adverse effect on Employer's reputation or business; (f) Employee being frequently under the influence of alcoholic beverages or drugs (other than the taking of drugs or medicine prescribed by a licensed physician); or (g) the happening of any other event which, under the provisions of any laws applicable to Employer or its activities, disqualifies Employee from acting in any capacity provided for herein.

            4.2 Disability. Disability is defined as a physical or mental disability which renders Employee unable to perform substantially all the responsibilities required of him by this Agreement for 90 consecutive days, or for 180 non-consecutive days over a period of 24 months or less. The existence of such Disability shall be determined by a physician or physicians of Employer's choosing.

          5. Confidential Information, Business Opportunities and Non-Disparagement.

            5.1 Confidential Information. Employee hereby acknowledges that in order to perform Employee's duties as an employee of Employer, Employee has received, and will in the future be given access to, certain confidential, secret and proprietary information in the form of records, data, specifications, formulas, technology, inventions, devices, products, methods, know-how, processes, financial data, customer and/or vendor information and practices, customer lists, marketing methods, cost and pricing information, employee information and trade secrets (collectively, "Confidential Information") developed and owned by Employer concerning the business, products and/or services of Employer. Employer acknowledges and agrees that it is the policy of Employer to maintain the Confidential Information as secret and confidential.

            5.2 Restricted Use. Except as otherwise specifically provided herein, Employee will not, directly or indirectly, sell, use, publish, disseminate, misappropriate or otherwise disclose to any person or to any entity whatsoever (or permit to be sold, used, published, disseminated, misappropriated or otherwise disclosed by any person or entity whatsoever) any Confidential Information acquired pursuant to Employee's employment with Employer (whether acquired prior to or subsequent to the execution of this Agreement). Employee acknowledges and agrees that the unauthorized sale, use, publication, dissemination, misappropriation or other disclosure of any Confidential Information obtained by Employee may


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constitute unfair competition. Employee promises and agrees not to engage in any such unfair competition.

            5.3 Permitted Disclosure. Employee may disclose the Confidential Information only to the extent reasonably necessary and required in the discharge of Employee's duties as an employee of Employer. If Employee is required by law to disclose any Confidential Information, prior to such disclosure Employee shall inform Employer of the situation and if requested by Employer or Employer's counsel cooperate in obtaining any and all appropriate protective orders.

            5.4 Duplication. Employer agrees to take all reasonable precautions to protect the integrity of all Confidential Information, including all documents and other material entrusted to Employer containing or embodying Confidential Information. Employee shall not, without the prior written consent of Employer, or except in connection with Employee performing the responsibilities of Employee's position as described in Paragraph 1.1, duplicate, or cause or permit to be duplicated, any material (including, without limitation, written, typed, or printed material, or material embodied in other forms including embodiment on computer discs and tapes) included in the Confidential Information covered hereby.

            5.5 Return of Information. Employee will immediately, upon the request of Employer, return to Employer all originals, copies or other embodiments of any Confidential Information received under this Agreement or otherwise. Employee will not retain, or cause or permit to be retained, any copies or other embodiments of the materials so returned.

            5.6 Books and Records. All books, records and other documents relating to the business and customer accounts of Employer, whether prepared by Employee or otherwise coming into his possession, shall be and remain the exclusive property of Employer, and Employee shall not, directly or indirectly, assert any interests or property rights therein. Upon termination of this Agreement, all books, records, other documents, and all copies thereof shall immediately be returned to Employer.

            5.7 Business Opportunities; Discoveries and Inventions. Employee agrees that during the term of this Agreement Employee will take any and all business developments, opportunities and potentially profitable situations relating to business of Employer to the CEO for exploitation by Employer. Employee agrees promptly to disclose to Employee any and all knowledge possessed or acquired by Employee by any means whatsoever during the term of this Agreement which relates in any way to any materials, inventions, discoveries, developments, concepts, ideas or innovations, whether copyrightable or patentable or not, relating to the business of Employer. For the compensation and benefits received hereunder, Employee hereby assigns and agrees to assign to Employer his entire right, title, and interest in and to any of the aforedescribed materials, inventions, discoveries, developments, concepts, ideas or innovations. All such materials, inventions, discoveries, developments, concepts, ideas and innovations shall be the property of Employer, and Employee shall, without further compensation, do all things necessary to enable Employer to perfect title in such materials, inventions, discoveries, developments, concepts, ideas and innovations and to obtain and maintain effective patent or copyright protection in the United States and foreign countries thereon, including, without


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limitation, rendering assistance and executing necessary documents. THIS
PARAGRAPH 5.7 DOES NOT APPLY TO AN INVENTION WHICH QUALIFIES FULLY UNDER SECTION 2870 OF THE LABOR CODE OF THE STATE OF CALIFORNIA.

            5.8 Remedies. The parties stipulate that as between them the Confidential Information consists of important, material and confidential trade secrets (except to the extent that such information either is or becomes published or is or becomes a matter of public knowledge, in each case, through no wrongful action of Employee). The parties further agree that the remedy at law for any breach of this Article 5 would be inadequate and that, in addition to any other remedies Employer may have, Employer shall be entitled to temporary or permanent injunctive relief without the necessity of proving actual damages. Notwithstanding the preceding sentence, the parties further agree it is foreseeable that the breach by Employee of this Agreement may result in substantial loss of profits or other damages to Employer and that, in addition to any other remedies Employer may have, Employer shall be entitled to monetary damages upon proof. No right or remedy herein conferred on or reserved to Employer is intended to be exclusive of any other remedy or right, and each and every right or remedy shall be cumulative and in addition to any right or remedy given hereunder or now or hereafter existing at law or in equity or by statute.

            5.9 Solicitation of Customers. During the term of this Agreement and for a period of three years thereafter, regardless of the reason for the termination of Employee's employment hereunder, Employee will not, without the prior written consent of Employer, directly or indirectly, disclose to any person, the names or addresses of any of Employer's customers, clients and other business associates or any other information pertaining to them, or call on, solicit or take away any of Employer's customers, clients or other business associates, either for the Employee or for any other person.

            5.10 Solicitation of Employees and Others. During the term of this Agreement and for a period of three years thereafter, regardless of the reason for the termination of Employee's employment hereunder, Employee will not, without the prior written consent of Employer, directly or indirectly, seek to persuade or otherwise induce any director, officer or employee of Employer to discontinue his or her position with such entity or to become employed or engaged in any activity competitive with the business of Employer.

            5.11 Non-Disparagement. During the term of this Agreement and at all times thereafter, regardless of the reason for the termination of Employee's employment hereunder, Employee will not make any direct or indirect communication in which Employee expressly or impliedly makes any statement or conveys any information derogatory of Employer.

            5.12 Scope of Covenants. Each of the covenants of Employee contained in this Article 5 and Article 6 shall be construed as a separate and independent covenant covering the respective subject matter of the covenant in each of the separate counties in each of the states of the United States of America and each country of the world. To the extent that any covenant shall be determined to be judicially unenforceable in any one or more county, state or country, that covenant shall not be affected with respect to every other county, state or country, each covenant being construed as severable and independent. In the event that any of Employee's obligations under Articles 5 or 6 of this Agreement are deemed by a court or arbitrator to be


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excessive in scope, geographic coverage, duration or otherwise not fully enforceable, such obligations shall be enforced to the maximum degree legally permissible.

            5.13 Term. Except as otherwise specifically provided herein, each of the covenants of Employee contained in this Article 5 shall apply both during the term of this Agreement and at all times thereafter, regardless of the reason for the termination of Employee's employment hereunder.

            6. Covenants. Employee covenants and agrees that unless approved in advance expressly in writing by the CEO or the Board (or as otherwise specified below), during the term of this Agreement and for a period of three years thereafter, Employee shall not engage in:

            (a) Any direct or indirect communication with anyone for the purpose of, or on the subject of, procuring, assisting, defeating or identifying any possible transaction in which a substantial amount of the assets of Employer might be acquired.

            (b) Any direct or indirect communication with, or disclosure to, anyone of Employer's interest, if any, in pursuing discussions regarding a potential acquisition, or of the terms, conditions or other facts with respect to any such possible acquisition or financing.

            (c) Any direct or indirect communication with any investment banker, or other potential acquisition or financing intermediary regarding Employer.

            (d) Any direct or indirect disclosure of any information regarding the business or operations of Employer, including but not limited to confidential financial, customer, or personnel information, except as expressly permitted by the CEO and to the extent such disclosure can be made without violation of the trade/secret proprietary information provisions in Article 5 above.

            (e) Entering into any arrangement, agreement or understanding, without the prior written approval of CEO, which materially affects Employer including but not limited to:

                  (i) Hiring or firing of managerial employees, consultants, advisers or agents;

                  (ii) Entry or termination of material contracts;

                  (iii) Operations planning, including strategic planning; and

                  (iv) Pursuit of business development opportunities.

          7. Representations and Warranties of the Employee as to Conflicts. Employee hereby represents and warrants to Employer that his employment by Employer does not and will not violate any agreement or instrument to which Employee is a party or by which Employee is bound, and Employee agrees that he will indemnify and hold harmless Employer against any claims, damages, liabilities and expenses (including reasonable attorneys' fees) which may be incurred, including amounts paid in settlement, by and of them in connection with any claim based upon or related to a breach of Employee's representation and warranty set forth in this


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Article 7. In the event of any claim based upon or related to a breach of
Employee's representation and warranty set forth in this Article 7, Employer will give prompt notice thereof, in writing, to Employee and Employee shall have the right to defend such claim with counsel reasonably satisfactory to the Employer.

          8. Miscellaneous.

            8.1 Notice. All notices, requests and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given
(a) upon receipt, if given by personal delivery, (b) upon delivery, if given by electronic facsimile, and (c) upon the third business day following mailing, if mailed by deposit in the United States mail, with certification and postal charges prepaid, addressed as follows:

            If to Employer:

                  Norcal Waste Systems, Inc.
                  5 Thomas Mellon Circle
                  San Francisco, California  94134
                  Attn: President and Chief Executive
                        Officer
                  Fax:  (415) 330-1124

            If to Employee:

                  Robert J. Coyle
                  [Address]

            8.2 Delegation of Duties. Employee may not delegate the services and obligations he is required to perform under this Agreement. Any attempt by Employee to delegate his duties hereunder shall be null and void.

            8.3 Amendment. This Agreement may be modified or amended only by and to the extent of the written agreement of Employer and Employee.

            8.4 Previous Agreements; Conflict. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by either Employee or Employer. This Agreement and the exhibits and attachments hereto constitutes the final and complete expression of all of the terms of the understanding and agreement between Employer and Employee with respect to the subject matter hereof, and this Agreement replaces and supersedes any and all prior or contemporaneous negotiations, communications, understandings, obligations, commitments, agreements or contracts, whether written or oral, between the parties respecting the subject matter hereof. If there is any inconsistency between the terms of this Agreement and the terms of any exhibit or attachment hereto, the terms of this Agreement will control.

            8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California.


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            8.6 Section Headings. The various section headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any section thereof.

            8.7 Severability. Subject to Paragraph 5.12 hereof, if any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision will be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid, legal and enforceable; if such provision cannot be amended as provided above, it will be stricken and the remainder of this Agreement will remain in full force and effect.

            8.8 Cumulative Remedies. No right or remedy herein conferred on or reserved to either party is intended to be exclusive of any other right or remedy, and each and every right or remedy shall be cumulative and in addition to any right or remedy given hereunder or now or hereafter existing at law or in equity or by statute.

            8.9 Arbitration. Except with respect to a claim for equitable relief, any controversy or claim arising out of, or relating to, this Agreement, or the making, performing or interpretation thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect; and any such arbitration shall be held in the City of San Francisco, in San Francisco County, in the State of California.

            8.10 Waiver. Waiver of any default or breach of this Agreement or of any warranty, representation, covenant or obligation contained herein shall not be deemed or construed to constitute a waiver of any term or provision (or portion thereof) waived in any other instance.

            8.11 Key-Man Insurance. Employee agrees to make himself available and to undergo, at Employer's request and expense, any physical examination or other procedure necessary to allow Employer to obtain a key-man insurance policy on Employee. If Employer obtains such policy, it will maintain the policy at its expense and all proceeds will be the sole property of Employer.

            8.12 Employer. As used in Paragraphs 1.3, 4.1, 5.1 through 5.12, 6(a) through (e), 7 and 8.4, "Employer" shall include Norcal Waste Systems, Inc., a California corporation, and its subsidiaries, affiliated companies, stockholders, officers, directors, managers, employees, agents, attorneys, consultants, advisors, representatives and assigns.

            8.13 Executive Acknowledgment. Employee acknowledges that he has been given the opportunity to consult with legal counsel concerning the rights and obligations arising under this Agreement, that he has read and understands each and every provision of this Agreement, and that he is fully aware of the legal effect and implications of this Agreement.

            8.14 Survival. Employee agrees that the obligations set forth in Paragraphs 5.1 through 5.12, 6(a) through (e) and 7 hereof shall survive the termination of this Agreement.


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          IN WITNESS WHEREOF, the parties have executed this Agreement in one or more counterparts which, taken together, shall constitute one agreement.

                                        EMPLOYER:

                                        NORCAL WASTE SYSTEMS, INC.

                                        By: /s/ MICHAEL J. SANGIACOMO
                                            ------------------------------------
                                            Michael J. Sangiacomo
                                            President and Chief
                                            Executive Officer


                                        EMPLOYEE:

                                        /s/ ROBERT J. COYLE
                                        ----------------------------------------
                                        ROBERT J. COYLE


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